EXHIBIT 5.1

[BLANK ROME LETTERHEAD]

June 25, 2010

Knoll, Inc.

1235 Water Street

East Greenville, PA 18041

Ladies and Gentlemen:

You have requested our opinion with respect to the offering by you, Knoll, Inc., a Delaware corporation (the “Company”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Act”), of up to 2,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable pursuant to awards (“Plan Awards”) available for grant under the Amended and Restated Knoll, Inc. 2010 Stock Incentive Plan (the “Plan”).  This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In rendering this opinion, we have examined only the following documents: (i) the Company’s Amended and Restated Certificate of Incorporation (as amended) and the Company’s Amended and Restated Bylaws; (ii) resolutions adopted by the Board of Directors of the Company; (iii) the Registration Statement; and (iv) the Plan.  We have not performed any independent investigation other than the document examination described.  Our opinion is therefore qualified in all respects by the scope of that document examination.  We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents, and records examined and the genuineness of all signatures.

In rendering this opinion, we have assumed that (i) the Shares will be issued in accordance with the terms and conditions of the Plan and the Plan Awards, (ii) at the time of issuance of any Shares, there shall be a sufficient number of duly authorized and unissued shares of the Company’s common stock to accommodate the issuance of the Shares, and (iii) the per share consideration received by the Company in exchange for the issuance of any Shares shall not be less than the par value per share of the Company’s common stock.

This opinion is limited to the laws of the State of Delaware.  In rendering this opinion, we have assumed compliance with all other laws, including federal laws and state securities laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold, paid for and issued as contemplated by the terms of the Plan and the Plan Awards, will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters stated herein.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/Blank Rome LLP

BLANK ROME LLP